Exhibit 99.1

Contact:	Investor Relations
W. Douglass Harris
William Lyon Homes
(949) 833-3600

WILLIAM LYON HOMES REPORTS 108% AND 138% INCREASE

IN FOURTH QUARTER AND FULL YEAR NET INCOME

Financial Highlights

2004 Fourth Quarter

•	Net income of $80.2 million, up 108%
•	Earnings per diluted share of $8.58, up 121%
•	Consolidated operating revenue of $707.9 million, up 56%
•	Homebuilding gross margins of 28.2%, up 970 basis points
•	Company repurchased 1,275,000 shares of stock for $81.0 million

2004 Full Year

•	Net income of $171.6 million, up 138%
•	Earnings per diluted share of $17.55, up 141%
•	Homes closed increased to a record 3,471, up 24%
•	Consolidated operating revenue of $1.822 billion, up 103%
•	Homebuilding gross margins of 25.7%, up 700 basis points
•	Year-end backlog of 1,166 homes valued at a record $623.6 million
•	Return on average stockholders’ equity of 57%

NEWPORT BEACH, CA—March 1, 2005—William Lyon Homes (NYSE: WLS) today reported the Company’s 2004 fourth quarter and fiscal year operating results which were at record levels for any comparable periods in the Company’s history.

Net income for the fourth quarter ended December 31, 2004 increased 108% to a record of $80,155,000, or $8.58 per diluted share, as compared to net income of $38,596,000, or $3.89 per diluted share, for the comparable period a year ago. Consolidated operating revenue increased 56% to $707,866,000 for the quarter ended December 31, 2004, as compared to $452,548,000 for the comparable period a year ago.

For the year ended December 31, 2004, the Company reported record net income of $171,649,000, or $17.55 per diluted share, an increase of 138% as compared to net income of $72,137,000, or $7.27 per diluted share, for the comparable period a year ago. Consolidated operating revenue increased 103% to $1,821,847,000 for the year ended December 31, 2004, as compared with $897,803,000 for the comparable period a year ago.

Operating revenue for the three months ended December 31, 2004 and 2003 included $18,207,000 and $4,656,000, respectively, from the sales of land resulting in gross profit of approximately $9,645,000 and $2,225,000, respectively. Operating revenue for the years ended December 31, 2004 and 2003 included $36,258,000 and $21,656,000, respectively, from the sales of land resulting in gross profit of approximately $13,085,000 and $8,387,000, respectively.

The Company’s combined results including joint ventures were as follows: The number of homes closed for the year ended December 31, 2004 was 3,471, a record for any year in the Company’s history and an increase of 24% as compared to 2,804 for the year ended December 31, 2003. The number of homes closed for the three months ended December 31, 2004 was 1,210, down 6% as compared to 1,290 for the three months ended December 31, 2003. The Company’s backlog of homes sold but not closed was 1,166 at December 31, 2004, a decrease of 8% as compared to 1,266 at December 31, 2003. The Company’s dollar amount of backlog of homes sold but not closed at December 31, 2004, was $623,578,000, a record for any fourth quarter in the Company’s history and an increase of 5% as compared to $595,180,000 at December 31, 2003. The cancellation rate of buyers who contracted to buy a home but did not close escrow was approximately 17% during 2004 and 18% during 2003.

Net new home orders for the three months ended December 31, 2004 were 493, a decrease of 35% as compared to 761 for the three months ended December 31, 2003. The average number of sales locations during the quarter ended December 31, 2004 was 37, down 16% from 44 in the comparable period a year ago. Net new home orders for the year ended December 31, 2004 were 3,371, a decrease of 2% as compared to 3,443 for the year ended December 31, 2003.

During the fourth quarter of 2004, the average sales price of homes (including joint ventures) was $570,000, up 29% as compared to $442,200 for the comparable period a year ago. The higher average sales price reflects general new home price increases and, to some extent, a change in product mix.

For the quarter ended December 31, 2004, the Company’s homebuilding gross margin percentage increased to 28.2% from 18.5% for the quarter ended December 31, 2003. For the year ended December 31, 2004, the Company’s homebuilding gross margin percentage increased to 25.7% from 18.7% for the quarter ended December 31, 2003. These higher gross margin percentages were driven primarily by increases in sales prices during the past several quarters as a result of strong housing demand in most of the markets in which the Company operates.

As previously announced on November 12, 2004, the Company’s Board of Directors approved an increase in the size of the Company’s previous stock repurchase program to 3.0 million shares of its common stock (including any shares previously repurchased by the Company under the program). Under the program, as originally adopted in September 2001, the Company could repurchase 20% of its then outstanding shares of common stock or approximately 2.0 million shares. Prior to November 12, 2004, the Company had repurchased approximately 1.2 million shares of its common stock under the stock repurchase program. As part of its increased stock repurchase program, the Company repurchased approximately 1.3 million shares of its common stock on November 12, 2004 for approximately $81.0 million.

Selected financial and operating information for the Company, including joint ventures, is set forth in greater detail in a schedule attached to this release.

General William Lyon, Chairman and Chief Executive Officer, stated: “Based on record first and second quarter 2004 net new home orders of 2,219, an increase of 30% as compared to the same period in 2003, we had anticipated, and had reflected in our 2004 guidance, a significant reduction in net new home orders for the third and fourth quarters when compared to the same periods in 2003. We expect this same trend to continue in the first two quarters of 2005 when compared to the same periods in 2004.”

General Lyon further stated: “The reduction in order activity for the three and six months ended December 31, 2004 primarily reflects a lack of available product for sale due to stronger than anticipated absorption levels in the first two quarters of 2004, a decrease in the average number of sales locations, and slower sales in certain of the Company’s markets, primarily in Southern California and Las Vegas. In Southern California, beginning in late June through December 2004, we experienced some slowing in part due to significant increases in new home prices particularly for higher end products. Las Vegas experienced a slowdown in the last quarter of 2004 partially as a result of competitive companies escalating home prices to above market levels which created a negative reaction by home buyers. Primarily, as a result of these factors, net new home orders for the three months ended December 31, 2004 as compared to the previous year were down 39% in California and down 56% in Nevada.”

General Lyon further stated: “Our orders in Arizona were up 28%, which reflects the market’s acceptance of our new communities as well as the strength of the Phoenix market. More recently, the Company has begun to regulate the release of homes for sale in Phoenix to better match our backlog and production capabilities which are constrained in this market.

General Lyon also stated: “Notwithstanding this overall decrease in order activity for the three and six months ended December 31, 2004, our overall net new home orders for the year ended December 31, 2004 were 3,371, down 2% from 3,443 for the prior year. The number of homes closed for the year ended December 31, 2004 totaled a record 3,471, up 24% from 2,804 for the prior year.”

General Lyon concluded: “We are proud to report to our shareholders that our return on average shareholders’ equity for 2004 was approximately 57% which we believe to be among the highest in the homebuilding industry.”

Wade H. Cable, President and Chief Operating Officer stated: “In 2005, the Company will focus on increasing our sales locations. We ended 2004 with only 37 active sales locations and expect to open 41 new locations this year, resulting in 55 active locations by the end of 2005. However, the majority of these locations will be opening towards the latter half of the year which will impact our new home orders during the first half of the year as mentioned above.”

Mr. Cable further stated: “The extreme weather conditions in each of our markets during the first two months of 2005 and the related delays impacting our production schedules, as well as the impact of reduced new orders as described above, have been taken into consideration in our initial guidance for the full fiscal year 2005. We are anticipating a decrease of between 10% and 15% in deliveries, homebuilding revenues, adjusted EBITDA and EPS from 2004. We will continue to monitor our progress and update our guidance as we deem appropriate throughout the year.”

Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities, as amended (“Interpretation No. 46”) addresses the consolidation of variable interest entities (“VIEs”). Under Interpretation No. 46, arrangements that are not controlled through voting or similar rights are accounted for as VIEs. An enterprise is required to consolidate a VIE if it is the primary beneficiary of the VIE. VIEs include certain homebuilding and land development joint ventures, and certain entities with which the Company enters into option agreements for the purchase of land or lots and pays a non-refundable deposit or enters into land banking arrangements. Interpretation No. 46 applied immediately to arrangements created after January 31, 2003 and, with respect to arrangements created before February 1, 2003, the interpretation was applied to the Company as of January 1, 2004.

Based on the Company’s analysis of arrangements created after January 31, 2003, no VIEs have been created for the period February 1, 2003 through December 31, 2003 with respect to option agreements as identified in the previous paragraph. At December 31, 2003, certain joint ventures and one land banking arrangement created after January 31, 2003 had been determined to be VIEs under Interpretation No. 46 in which the Company is considered the primary beneficiary. Accordingly, the assets, liabilities and operations of these joint ventures and one land banking arrangement have been consolidated with the Company’s financial statements as of December 31, 2003 and for the period then ended. Effective January 1, 2004, certain additional joint ventures and land banking arrangements created prior to February 1, 2003 have been determined to be VIEs under Interpretation No. 46 in which the Company is considered the primary beneficiary. Accordingly, the assets, liabilities and operations of all of these joint ventures and land banking arrangements have been consolidated with the Company’s financial statements as of January 1, 2004 and for the period ended December 31, 2004. Included in the Company’s consolidated balance sheet at December 31, 2004 are real estate inventories related to the VIEs of $234,930,000, together with the related notes payable of $31,614,000 and minority interest of $142,096,000. Because the Company already recognized its proportionate share of joint venture earnings and losses under the equity method of accounting, the adoption of Interpretation No. 46 did not affect the Company’s consolidated net income.

The Company will hold a conference call on Thursday, March 3, 2005 at 11:00 a.m. Pacific Time to discuss the fourth quarter and year end 2004 earnings results. The dial-in number is (800) 299-9630 (enter passcode number 31126387). Participants may call in beginning at 10:45 a.m. Pacific Time. In addition, the call will be broadcast from William Lyon Homes’ website at www.lyonhomes.com in the “Investor Relations” section of the site. The call will be recorded and replayed beginning on March 3, 2005 at 1:00 p.m. Pacific Time through midnight on March 31, 2005. The dial-in number for the replay is (888) 286-8010 (enter passcode number 69034687). Replays of the call will also be available on the Company’s website approximately two hours after broadcast.

William Lyon Homes is one of the oldest and largest homebuilders in the Southwest with development communities in California, Arizona and Nevada and at December 31, 2004 had 37 sales locations. The Company’s corporate headquarters are located in Newport Beach, California.

Certain statements contained in this release that are not historical information contain forward-looking statements. The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. Further, certain forward-looking statements are based on assumptions of future events which may not prove to be accurate. Factors that may impact such forward-looking statements include, among others, changes in general economic conditions and in the markets in which the Company competes, terrorism or hostilities involving the United States, changes in mortgage and other interest rates, changes in prices of homebuilding materials, weather conditions, the occurrence of events such as landslides, soil subsidence and earthquakes that are uninsurable, not economically insurable or not subject to effective indemnification agreements, the availability of labor and homebuilding materials, changes in governmental laws and regulations, the timing of receipt of regulatory approvals and the opening of projects, and the availability and cost of land for future development, as well as the other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.

WILLIAM LYON HOMES

SELECTED FINANCIAL AND OPERATING INFORMATION

(unaudited)

	Three Months Ended December 31,
	2004			2003
	Wholly Owned	Joint Ventures	Consolidated Total	Consolidated	Unconsolidated Joint Ventures	Combined Total
Selected Financial Information (dollars in thousands)
Homes closed	773	437	1,210	1,020	270

Home sales revenue	$446,494	$243,165	$689,659	$443,955	$126,432
Cost of sales	(328,267)	(166,920)	(495,187)	(364,015)	(101,037)

Gross margin	$118,227	$76,245	$194,472	$79,940	$25,395

Gross margin percentage	26.5%	31.4%	28.2%	18.0%	20.1%

Number of homes closed
California	413	437	850	688	270	958
Arizona	136	—	136	101	—	101
Nevada	224	—	224	231	—	231

Total	773	437	1,210	1,020	270	1,290

Average sales price
California	$795,900	$556,400	$672,800	$516,600	$468,300	$503,000
Arizona	250,600	—	250,600	199,500	—	199,500
Nevada	373,700	—	373,700	296,000	—	296,000

Total	$577,600	$556,400	$570,000	$435,300	$468,300	$442,200

Number of net new home orders
California	183	147	330	414	125	539
Arizona	100	—	100	78	—	78
Nevada	63	—	63	144	—	144

Total	346	147	493	636	125	761

Average number of sales locations during quarter
California	14	10	24	22	11	33
Arizona	6	—	6	5	—	5
Nevada	7	—	7	6	—	6

Total	27	10	37	33	11	44

WILLIAM LYON HOMES

SELECTED FINANCIAL AND OPERATING INFORMATION (Continued)

(unaudited)

	As of December 31,
	2004			2003
	Wholly- Owned	Joint Ventures	Consolidated Total	Consolidated	Unconsolidated Joint Ventures	Combined Total
Backlog of homes sold but not closed at end of period
California	357	245	602	589	237	826
Arizona	482	—	482	207	—	207
Nevada	82	—	82	233	—	233

Total	921	245	1,166	1,029	237	1,266

Dollar amount of homes sold but not closed at end of period (in thousands)
California	$292,298	$160,280	$452,578	$355,128	$119,509	$474,637
Arizona	136,815	—	136,815	47,228	—	47,228
Nevada	34,185	—	34,185	73,315	—	73,315

Total	$463,298	$160,280	$623,578	$475,671	$119,509	$595,180

Lots controlled at end of period Owned lots
California	2,702	1,445	4,147	2,248	1,142	3,390
Arizona	3,518	—	3,518	1,486	—	1,486
Nevada	1,193	—	1,193	1,298	—	1,298

Total	7,413	1,445	8,858	5,032	1,142	6,174

Optioned lots (1)
California			4,532			4,835
Arizona			3,960			4,253
Nevada			1,262			2,910

Total			9,754			11,998

Total lots controlled
California			8,679			8,225
Arizona			7,478			5,739
Nevada			2,455			4,208

Total			18,612			18,172

(1)	Optioned lots may be purchased as wholly-owned projects or by newly formed joint ventures.

WILLIAM LYON HOMES

SELECTED FINANCIAL AND OPERATING INFORMATION

(unaudited)

	Twelve Months Ended December 31,
	2004			2003
	Wholly- Owned	Joint Ventures	Consolidated Total	Consolidated	Unconsolidated Joint Ventures	Combined Total
Selected Financial Information (dollars in thousands)
Homes closed	2,447	1,024	3,471	2,149	655

Home sales revenue	$1,246,277	$539,312	$1,785,589	$866,657	$317,109
Cost of sales	(941,225)	(385,832)	(1,327,057)	(714,385)	(248,252)

Gross margin	$305,052	$153,480	$458,532	$152,272	$68,857

Gross margin percentage	24.5%	28.5%	25.7%	17.6%	21.7%

Number of homes closed
California	1,312	1,024	2,336	1,271	655	1,926
Arizona	402	—	402	319	—	319
Nevada	733	—	733	559	—	559

Total	2,447	1,024	3,471	2,149	655	2,804

Average sales price
California	$692,200	$526,700	$619,600	$498,700	$484,100	$493,800
Arizona	241,800	—	241,800	211,300	—	211,300
Nevada	328,700	—	328,700	295,900	—	295,900

Total	$509,300	$526,700	$514,400	$403,300	$484,100	$422,200

Number of net new home orders
California	1,157	955	2,112	1,660	697	2,357
Arizona	677	—	677	389	—	389
Nevada	582	—	582	697	—	697

Total	2,416	955	3,371	2,746	697	3,443

Average number of sales locations during period
California	17	11	28	19	9	28
Arizona	6	—	6	6	—	6
Nevada	7	—	7	6	—	6

Total	30	11	41	31	9	40

WILLIAM LYON HOMES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per common share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Operating revenue
Home sales	$689,659	$443,955	$1,785,589	$866,657
Lots, land and other sales	18,207	4,656	36,258	21,656
Management fees	—	3,937	—	9,490

	707,866	452,548	1,821,847	897,803

Operating costs
Cost of sales—homes	(495,187)	(364,015)	(1,327,057)	(714,385)
Cost of sales—lots, land and other	(8,562)	(2,431)	(23,173)	(13,269)
Sales and marketing	(21,227)	(12,850)	(58,792)	(31,252)
General and administrative	(26,530)	(18,661)	(80,784)	(50,315)
Other	(680)	(439)	(2,105)	(1,834)

	(552,186)	(398,396)	(1,491,911)	(811,055)

Equity in (loss) income of unconsolidated joint ventures	(248)	11,502	(699)	31,236

Minority equity in income of consolidated entities	(24,891)	(476)	(49,661)	(429)

Operating income	130,541	65,178	279,576	117,555
Other income, net	2,623	2,776	5,572	6,397

Income before provision for income taxes	133,164	67,954	285,148	123,952
Provision for income taxes	(53,009)	(29,358)	(113,499)	(51,815)

Net income	$80,155	$38,596	$171,649	$72,137

Earnings per common share
Basic	$8.65	$3.95	$17.69	$7.37

Diluted	$8.58	$3.89	$17.55	$7.27

WILLIAM LYON HOMES

CONSOLIDATED BALANCE SHEETS

(in thousands except number of shares and par value per share)

	December 31,
	2004	2003
	(unaudited)
ASSETS
Cash and cash equivalents	$96,074	$24,137
Receivables	39,302	46,211
Real estate inventories	1,059,173	698,047
Investments in and advances to unconsolidated joint ventures	17,911	45,613
Property and equipment, less accumulated depreciation of $7,844 and $6,517 at December 31, 2004 and 2003, respectively	18,066	1,625
Deferred loan costs	13,982	9,041
Goodwill	5,896	5,896
Other assets	24,158	19,036

	$1,274,562	$849,606

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$39,364	$35,697
Accrued expenses	150,774	92,636
Notes payable	48,571	80,331
7 5/8% Senior Notes due December 15, 2012	150,000	—
10¾% Senior Notes due April 1, 2013	246,648	246,406
7½% Senior Notes due February 15, 2014	150,000	—

	785,357	455,070

Minority interest in consolidated joint entities	142,096	142,496

Stockholders’ equity
Common stock, par value $0.01 per share; 30,000,000 shares authorized; 8,616,236 and 9,787,440 shares issued and outstanding at December 31, 2004 and 2003, respectively; 1,275,000 shares issued and held in treasury at December 31, 2004	86	98
Additional paid-in capital	30,250	106,818
Retained earnings	316,773	145,124

	347,109	252,040

	$1,274,562	$849,606

WILLIAM LYON HOMES

SUPPLEMENTAL FINANCIAL INFORMATION

(dollars in thousands)

(unaudited)

UNCONSOLIDATED JOINT VENTURE INFORMATION

The Company and certain of its subsidiaries are general partners or members in joint ventures involved in the development and sale of residential projects. The consolidated financial statements of the Company include the accounts of the Company, all majority-owned and controlled subsidiaries and certain joint ventures which have been determined to be variable interest entities in which the Company is considered the primary beneficiary (see above). The financial statements of joint ventures which have not been determined to be variable interest entities in which the Company is considered the primary beneficiary are not consolidated with the Company’s financial statements. The Company’s investments in unconsolidated joint ventures are accounted for using the equity method. Condensed combined statements of income for these joint ventures for the three and twelve months ended December 31, 2004 and 2003 are summarized as follows:

CONDENSED COMBINED STATEMENTS OF INCOME

(dollars in thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Operating revenue
Home sales	$—	$126,432	$—	$317,109
Land sale	—	—	—	8,440

	—	126,432	—	325,549
Operating costs
Cost of sales—homes	—	(101,037)	—	(248,252)
Cost of sales—land	—	—	—	(8,132)
Sales and marketing	72	(3,625)	—	(9,431)

Operating income	72	21,770	—	59,734
Other expense, net	(570)	(571)	(1,399)	(1,327)

Net income	$(498)	$21,199	$(1,399)	$58,407

Allocation to owners
William Lyon Homes	$(248)	$11,502	$(699)	$31,236
Others	(250)	9,697	(700)	27,171

	$(498)	$21,199	$(1,399)	$58,407

WILLIAM LYON HOMES

SUPPLEMENTAL FINANCIAL INFORMATION

SELECTED FINANCIAL DATA (dollars in thousands except per share data):

	Three Months Ended December 31,		Last Twelve Months Ended December 31,
	2004	2003	2004	2003
Net income	$80,155	$38,596	$171,649	$72,137

Net cash provided by (used in) operating activities	$245,818	$57,857	$87,293	$(160,041)
Interest incurred (1)	$14,908	$12,936	$59,024	$47,188
Adjusted EBITDA (2)	$154,902	$89,249	$349,845	$167,675
Ratio of adjusted EBITDA to interest incurred			5.93x	3.55x

Balance Sheet Data
			December 31,
			2004	2003
Stockholders’ equity per share			$40.29	$25.75

Stockholders’ equity			$347,109	$252,040
Total debt			595,219	326,737

Total book capitalization			$942,328	$578,777

Ratio of debt to total book capitalization			63.2%	56.5%
Ratio of debt to total book capitalization (net of cash)			59.0%	54.6%

Ratio of debt to LTM adjusted EBITDA			1.70x	1.95x
Ratio of debt to LTM adjusted EBITDA (net of cash)			1.43x	1.80x

(1)	Interest incurred for the three and twelve months ended December 31, 2004 includes $664,000 and $4,041,000, respectively, of interest related to debt of consolidated entities which totaled $31,614,000 at December 31, 2004, due to the adoption of Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities, as amended.

(2)

Adjusted EBITDA means net income plus (i) provision for income taxes, (ii) interest expense, (iii) amortization of capitalized interest included in cost of sales, (iv) depreciation and amortization and (v) cash distributions of income from unconsolidated joint ventures less equity in income of unconsolidated joint ventures. Other companies may calculate adjusted EBITDA differently. Adjusted EBITDA is not a financial measure prepared in accordance with generally accepted accounting principles. Adjusted EBITDA is presented herein because it is a component of certain covenants in the indentures governing the Company’s 7 5/8% Senior Notes, 10¾% Senior Notes and 7½% Senior Notes (“Indentures”). In addition, management believes the presentation of adjusted EBITDA provides useful information to the Company’s investors regarding the Company’s financial condition and results of operations because adjusted EBITDA is a widely utilized financial indicator of a company’s ability to service and/or incur debt. The calculations of adjusted EBITDA below are presented in accordance with the requirements of the Indentures. Adjusted EBITDA should not be considered as an alternative for net income, cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. A reconciliation of net income to adjusted EBITDA is provided as follows:

	Three Months Ended December 31,		Last Twelve Months Ended December 31,
	2004	2003	2004	2003
Net income	$80,155	$38,596	$171,649	$72,137
Provision for income taxes	53,009	29,358	113,499	51,815
Interest expense:
Interest incurred	14,908	12,936	59,024	47,188
Interest capitalized	(14,908)	(12,936)	(59,024)	(47,188)
Amortization of capitalized interest in cost of sales	20,951	18,939	62,671	36,376
Depreciation and amortization	539	214	1,327	1,082
Cash distributions of income from unconsolidated joint ventures	—	13,644	—	37,501
Equity in income of unconsolidated joint ventures	248	(11,502)	699	(31,236)

Adjusted EBITDA	$154,902	$89,249	$349,845	$167,675

A reconciliation of net cash used in operating activities to adjusted EBITDA is provided as follows:

	Three Months Ended December 31,		Last Twelve Months Ended December 31,
	2004	2003	2004	2003
Net cash provided by (used in) operating activities	$245,818	$57,857	$87,293	$(160,041)
Interest expense:
Interest incurred	14,908	12,936	59,024	47,188
Interest capitalized	(14,908)	(12,936)	(59,024)	(47,188)
Amortization of capitalized interest in cost of sales	20,951	18,939	62,671	36,376
Cash distributions of income from unconsolidated joint ventures	—	13,644	—	37,501
Minority equity in (income) loss of consolidated entities	(24,891)	(476)	(49,661)	(429)
Net changes in operating assets and liabilities:
Receivables	11,155	25,074	(9,168)	17,477
Real estate inventories	(125,620)	(58,548)	195,340	205,922
Deferred loan costs	617	132	1,004	7,700
Other assets	7,159	160	5,122	3,716
Accounts payable	18,263	19,424	2,612	(816)
Accrued expenses	1,450	13,043	54,632	20,269

Adjusted EBITDA	$154,902	$89,249	$349,845	$167,675